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                                                               Exhibit 11(a)(36)


This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated January
 27, 1997, as amended and supplemented by the Supplement thereto dated April 4,
   1997, and the Second Supplement thereto dated June 6, 1997 and the related revised Letter of Transmittal. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction or any administrative or judicial action pursuant thereto. However, the Purchaser may in its discretion take such actions as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction. In those jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by Salomon Brothers Inc (the "Dealer Manager") or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

                                  I.H.H. CORP.

                          a wholly owned subsidiary of

                              INVACARE CORPORATION

                    Has Amended its Tender Offer to Increase
                          the Cash Purchase Price for
                     All Outstanding Shares of Common Stock
           (Including the Associated Preferred Stock Purchase Rights)
                                       of
                         HEALTHDYNE TECHNOLOGIES, INC.
                                       TO
                               $15 NET PER SHARE

I.H.H. Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Invacare Corporation, an Ohio corporation (the "Parent"), is now offering to purchase all of the outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of Healthdyne Technologies, Inc., a Georgia corporation (the "Company"), and (unless and until the Purchaser declares that the Rights Condition (as defined below) is satisfied) the associated Preferred Stock Purchase Rights (the "Rights") issued pursuant to the Rights Agreement, dated as of May 22, 1995, between the Company and SunTrust Bank, Atlanta (formerly Trust Company Bank), as Rights Agent (the "Rights Agreement"), at a purchase price of $15 per Share (and associated Right), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated January 27, 1997 (the "Offer to Purchase"), as amended and supplemented by the Supplement thereto dated April 4, 1997 (the "First Supplement") and the Second Supplement thereto dated June 6, 1997 (the "Second Supplement"), and in the related revised Letter of Transmittal (which together, as further amended from time to time, constitute the "Offer"). Unless the context requires otherwise, all references to Shares shall be deemed to refer also to the associated Rights, and all references to Rights shall be deemed to include all benefits that may inure to the shareholders of the Company or to holders of Rights pursuant to the Rights Agreement. Shareholders who have previously validly tendered Shares pursuant to the Offer and not properly withdrawn such Shares have validly tendered such Shares for purposes of the Offer, as amended, and need not take any further action in order to receive the increased price of $15 net per Share pursuant to the amended Offer.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JUNE 20, 1997, UNLESS THE OFFER IS EXTENDED.

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS: (1) THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THERE HAVE BEEN VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES WHICH, WHEN ADDED TO THE 600,000 SHARES BENEFICIALLY OWNED BY THE PURCHASER AND ITS AFFILIATES, WOULD CONSTITUTE AT LEAST 51% OF THE VOTING POWER (DETERMINED ON A FULLY DILUTED BASIS) ON THE DATE OF PURCHASE OF ALL SECURITIES OF THE COMPANY ENTITLED TO VOTE GENERALLY IN THE ELECTION OF DIRECTORS AND IN A MERGER; (2) THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE RIGHTS HAVE BEEN REDEEMED BY THE COMPANY'S BOARD OF DIRECTORS OR THAT SUCH RIGHTS HAVE BEEN INVALIDATED OR ARE OTHERWISE INAPPLICABLE TO, OR THAT THE DILUTIVE PROVISIONS THEREOF WOULD NOT BE TRIGGERED BY, THE OFFER OR THE PROPOSED MERGER DESCRIBED BELOW (THE "RIGHTS CONDITION"); (3) THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE RESTRICTIONS ON BUSINESS COMBINATIONS CONTAINED IN SECTIONS 14-2-1131 THROUGH 14-2-1133 OF THE GEORGIA BUSINESS CORPORATION CODE (THE "GBCC") WOULD NOT APPLY TO THE PURCHASER OR THE PARENT IN CONNECTION WITH THE OFFER OR THE PROPOSED MERGER (AS A RESULT OF ACTION BY THE COMPANY'S BOARD OF DIRECTORS, THE OWNERSHIP BY THE PURCHASER AND ITS AFFILIATES UPON CONSUMMATION OF THE OFFER OF AT LEAST 90% OF THE OUTSTANDING VOTING STOCK OF THE COMPANY (OTHER THAN SHARES HELD BY DIRECTORS, OFFICERS AND CERTAIN EMPLOYEE STOCK PLANS OF THE COMPANY) OR OTHERWISE); AND (4) THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE RESTRICTIONS ON BUSINESS COMBINATIONS CONTAINED IN SECTIONS 14-2-1110 THROUGH 14-2-1113 OF THE GBCC WOULD NOT APPLY TO THE PURCHASER OR THE PARENT IN CONNECTION WITH THE OFFER OR THE PROPOSED MERGER OR ARE INVALID (IN EITHER CASE, AS A RESULT OF ACTION BY THE COMPANY'S BOARD OF DIRECTORS, JUDICIAL ACTION OR OTHERWISE) OR THAT THE PROPOSED MERGER MAY BE CONSUMMATED WITHOUT ANY APPROVAL REQUIRED UNDER SUCH SECTIONS OF THE GBCC AT A PRICE PER SHARE NOT IN EXCESS OF THE PRICE PER SHARE TO BE PAID IN THE OFFER. THE OFFER IS NOT CONDITIONED ON THE RECEIPT OF FINANCING.

The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. The Purchaser intends to propose, and to seek to have the Company consummate as soon as practicable after consummation of the Offer, a merger or similar business combination (the "Merger") with the Purchaser or another direct or indirect subsidiary of the Parent, pursuant to which each then outstanding Share (other than Shares held by the Parent, the Purchaser or any other wholly-owned subsidiary of the Parent, Shares held in the treasury of the Company and Shares held by shareholders who properly exercise appraisal rights under Georgia law) would be converted into the right to receive in cash the price per Share paid by the Purchaser pursuant to the Offer.

UNLESS AND UNTIL THE PURCHASER DECLARES THAT THE RIGHTS CONDITION IS SATISFIED, HOLDERS OF SHARES WILL ALSO BE REQUIRED TO TENDER ONE RIGHT FOR EACH SHARE TENDERED IN ORDER TO EFFECT A VALID TENDER OF SUCH SHARE. IF SEPARATE CERTIFICATES FOR THE RIGHTS ("RIGHTS CERTIFICATES") ARE NOT ISSUED, A TENDER OF SHARES WILL ALSO CONSTITUTE A TENDER OF ASSOCIATED RIGHTS.

For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary (as defined in the Offer to Purchase) of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from the Purchaser and transmitting such payments to shareholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCE WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing Shares ("Share Certificates") and, if applicable, Rights Certificates, or timely confirmation of a book-entry transfer of such Shares and, if applicable, Rights into the Depositary's account at The Depository Trust Company or the Philadelphia Depository Trust Company (each, a "Book-Entry Transfer Facility"), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined in Section 2 of the Offer to Purchase) in connection with a book-entry transfer, and (iii) any other documents required by the revised Letter of Transmittal.

Subject to the applicable rules and regulations of the Securities and Exchange Commission, the Purchaser reserves the right, in its sole discretion, at any time or from time to time, regardless of whether the conditions specified in
Section 14 of the Offer to Purchase shall have been satisfied or any of the events or facts set forth in Section 14 of the Offer to Purchase shall have occurred, to extend the period during which the Offer is open by giving oral or written notice of such extension to the Depositary. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw such shareholder's Shares. Any such extension will be followed as promptly as practicable by a public announcement thereof, which announcement will be made no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date.

The term "Expiration Date" means 12:00 midnight, New York City time, on Friday, June 20, 1997, unless and until the Purchaser, in its sole discretion, shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

Tenders of Shares and Rights made pursuant to the Offer are irrevocable, except that Shares and Rights tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after March 28, 1997 (or such later date as may apply as a result of extension of the Offer). For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares or Rights to be withdrawn, the number of Shares or Rights to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares or Rights. If Share Certificates or Rights Certificates to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates the serial numbers shown on such certificates must be submitted to the Depositary and the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3 of the Offer to Purchase), unless such Shares or Rights have been tendered for the account of any Eligible Institution. If Shares or Rights have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares or Rights, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the second sentence of this paragraph. A withdrawal of Shares or Rights shall also constitute a withdrawal of the associated Rights or Shares, as applicable. All questions as to the form and validity (includig time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding.

The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase, as amended and supplemented by the First Supplement and the Second Supplement, and is incorporated herein by reference.

The Company has provided the Purchaser with the Company's shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares and communicating with shareholders in connection with the Offer. The Offer to Purchase, the First Supplement, the Second Supplement and the related revised Letter of Transmittal and, if required, other relevant materials have been or will be mailed to record holders of Shares whose names appear on the Company's shareholder list and have been or will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

THE OFFER TO PURCHASE, THE FIRST SUPPLEMENT, THE SECOND SUPPLEMENT AND THE RELATED REVISED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

Questions and requests for assistance may be directed to the Dealer Manager or the Information Agent at their respective addresses and telephone numbers as set forth below. The Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Manager and the Information Agent) for soliciting tenders of Shares and Rights pursuant to the Offer. Additional copies of the Offer to Purchase, the First Supplement, the Second Supplement, the revised Letter of Transmittal and all other tender offer materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies, and will be furnished promptly at the Purchaser's expense.

                      The Information Agent for the Offer is:


                          [MACKENZIE PARTNERS, INC. LOGO]

                                  156 Fifth Avenue
                              New York, New York 10010
                           (212) 929-5500 (call collect)

                                         or

                           Call Toll-Free (800) 322-2885

                        The Dealer Manager for the Offer is:

                                Salomon Brothers Inc
                              Seven World Trade Center
                              New York, New York 10048
                                   (212) 783-6592

                                   (Call Collect)
                                    June 6, 1997